
                                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION           OMB APPROVAL
FORM 4                                        Washington, D.C. 20549                     ---------------------------
/_/ Check this box if no longer        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP      OMB Number        3235-0287
subject to Section 16. Form 4 or                                                           Expires: September 30, 1998
Form 5 obligations may continue.                                                         Estimated average burden
See Instruction 1(b).                                                                    hours per response......0.5


     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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 1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s) to  |
                                         |   U.S. Timberlands Company, L.P.           |   Issuer (Check all applicable)           |
  Rudey    John    C.                    |  (Nasdaq:    TIMBZ)                        |                                           |
 (Last)   (First) (MI)                   |                                            |   x     Director           10% Owner      |
-----------------------------------------|-------------------------|----------------- |  -----               -----                |
 625 Madison Avenue,                     |3. IRS or Social Security| 4. Statement for |         Officer (give      Other          |
   Suite 10-B                            |   Number of Reporting   |    Month/Year    |  -----  title below) ----- (specify below)|
                                         |   Person (Voluntary)    |                  |                                           |
                                         |                         |     May, 1998    |          Chairman of the Board            |
-----------------------------------------|                         |  ------------------------------------------------------------|
       (Street)                          |                         | 5. If Amendment  |7.  Individual or Joint/Group Filing       |
                                         |                         |    Date of       |    (Check Applicable Line)                |
New York   NY   10022                    |                         |    Original      |            |                              |
                                         |                         |    (Month/Year)  | x   Form filed by One Reporting Person    |
                                         |                         |                  | ---                                       |
                                         |                         |                  |     Form filed by More than One           |
                                         |                         |                  | --- Reporting Person                      |
                                         |                         |                  |                                           |
----------------------------------------------------------------------------------------------------------------------------------|
 (City)   (State) (Zip)      TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED           |
-------------------------------------------------------------------------------------------------------------------- --|
                                                                                                                       |
 1.Title of   | 2.Trans-    | 3.Trans-     | 4.Securities Acquired  | 5. Amount of | 6. Owner-   | 7.Nature            |
   Security   | action      | action       | (A)or Disposed of(D)   | Securities   | ship       |  of Indirect         |
              | Date        | Code         | (Inst. 3, 4 &5)        | Beneficially | Form       |  Beneficial          |
  (Instr. 3)  |             | (Instr.8)    |                        | Owned at End | (D) or     |  Ownership           |
              |             |              |                        | of Month     | (I)        |                      |
              |             |--------|-----|-------|--------|-------|              |            |                      |
              | (Mo/Day/Yr) |   Code |  V  | Amount| (A) or |       |(Instr. 3 & 4)| (Instr. 4) |  (Instr. 4)          |
              |             |        |     |       | (D)    |Price  |              |            |                      |
--------------|-------------|--------------|------------------------|--------------|------------|----------------------|
              |             |              |         |    |         |
 Common Units |   5/15/98   |   P          |  5,000  |  A | $19.50  |               | D          |                     |
--------------|-------------|--------------|---------|----|---------|---------------|------------|---------------------|
 Common Units |   5/15/98   |   P          |  5,000  |  A | $19.625 |               | D          |                     |
--------------|-------------|--------------|---------|----|---------|---------------|------------|---------------------|
 Common Units |   5/18/98   |   P          |  5,000  |  A | $20.00  |               | I          |  (1)                |
--------------|-------------|--------------|---------|----|---------|---------------|------------|---------------------|
 Common Units |   5/19/98   |   P          |  5,000  |  A | $20.125 |               | I          |  (1)                |
--------------|-------------|--------------|---------|----|---------|---------------|------------|---------------------|
 Common Units |   5/21/98   |   P          |  3,000+ |  A | $20.875 |               | I          |  (2)                |
--------------|-------------|--------------|---------|----|---------|---------------|------------|---------------------|
 Common Units |   5/21/98   |   P          |  2,000+ |  A | $20.8125|               | I          |  (2)                |
--------------|-------------|--------------|---------|----|---------|---------------|------------|---------------------|
 Common Units |   5/21/98   |   P          |  5,000  |  A | $20.8125|               | D          |                     |
--------------|-------------|--------------|---------|----|---------|---------------|------------|---------------------|
 Common Units |   5/21/98   |   P          |  1,000  |  A | $20.875 |               | I          |  (3)                |
--------------|-------------|--------------|---------|----|---------|---------------|------------|---------------------|
 Common Units |   5/21/98   |   P          |  1,000  |  A | $20.875 |               | I          |  (4)                |
--------------|-------------|--------------|---------|----|---------|---------------|------------|---------------------|
 Common Units |   5/22/98   |   P          |  4,000+ |  A | $20.75  |               | I          |  (2)                |
--------------|-------------|--------------|---------|----|---------|---------------|------------|---------------------|
 Common Units |   5/22/98   |   P          |  6,000  |  A | $20.75  |               | I          |  (1)                |
--------------|-------------|--------------|---------|----|---------|---------------|------------|---------------------|


---------------------------------------------------------------------------------------------------------------------|
 Common Units |    5/26/98  |    P         |   5,000 | A  | $20.525 |               | I          |      (1)          |
--------------|-------------|--------------|---------|----|---------|---------------|------------|-------------------|
 Common Units |    5/26/98  |    P         |   1,000 |  A | $20.625 |               | I          |      (1)          |
--------------|-------------|--------------|---------|----|---------|---------------|------------|-------------------|
 Common Units |    5/27/98  |    P         |   1,000 |  A | $19.75  |               | I          |      (1)          |
--------------|-------------|--------------|---------|----|---------|---------------|------------|-------------------|
 Common Units |    5/29/98  |    P         |   1,800 |  A | $20.00  |      52,800   | I          |      (1)          |
--------------|-------------|--------------|---------|-----|--------|---------------|------------|-------------------|


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

+ This number represents the total number of Common Units purchased on such date by U.S. Timberlands Services Company, L.L.C., though the reporting person has less than a 100 percent interest in U.S. Timberlands Services Company, L.L.C.
(1) By Rudey Timber Company, L.L.C.
(2) By U.S. Timberlands Services Company, L.L.C.
(3) By son
(4) By daughter

 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)


 1.Title of| 2.Conver- |3.Trans-|4.Trans- |5.Number of|6.Date Exer-   |7.Title and |8.Price| 9. Number |10.Owner- |11.Nature |
  Deriv-   |  sion or  | action | action  | Derivative| cisable and   |Amount of   | of    | of deriv- | ship     | of       |
  Security |  Exercise | Date   | Code    | Securities| Expiration    |Underlying   | Deriv-| ative     | Form of  | Indirect |
  (Instr.3)|  Price of |        |(Instr.8)| Acquired  | Date(Month/   |Securities  | ative | Secur-    | Deriv-   | Benefi-  |
           |  Deri-    | (Month/|         | (A) or    | Day/Year)     |(Instr.3    | Secur-| ities     | ative    | cial     |
           |  vative   | Day/   |         | Disposed  |               |and 4)      | ity   | Bene-     | Security:| Owner-   |
           |  Security | Year)  |         | of (D)    |----------------------------|(Instr.| ficially  | Direct(D)| ship     |
           |           |        |         | (Instr.3, |Date   |Expira-|Title|Amount| 5)    | Owned     | or       | (Instr.4)|
           |           |        |         | 4 and 5)  |Exer-  |tion   |     |or    |       | at End    | Indirect)|          |
           |           |        |         |           |cisable|Date   |     |Number|       | of        | (I)      |          |
           |           |        |-------------------- |       |       |     |of    |       | Month     | (Instr.4)|          |
           |           |        | Code| V | (A) | (D) |       |       |     |Shares|       |(Instr.4)  |          |          |
           |           |        |     |   |     |     |       |       |     |      |       |           |          |          |
------------------------------------------------------------------------------------------------------------------------------

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 Explanation of Responses:

                                                   /s/ JOHN M. RUDEY   6/4/98
 ** Intentional misstatements or omissions of     -------------------  -------
facts constitute Federal Criminal Violations.      **Signature of      Date
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).           Reporting Person

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the
collection of information contained in this
form are not required to respond unless the
form displays a currently valid OMB Number.                         Page 2
                                                            SEC 1474 (7-96)